EX-33.8
(logo) WELLS FARGO

Wells Fargo Bank, N.A.
Document Custody
1015 10th Avenue Southeast
Minneapolis, MN 55414


ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

The Document Custody Section of the Corporate Trust Services division of Wells Fargo Bank, National Association (the "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. The Company has determined that the servicing criteria are applicable in regards to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and commercial mortgage-backed securities issued on or after January 1, 2006 for which the Company provides document custody services, excluding any such securities issued by any agency or instrumentality of the U.S. government (other than the Federal Deposit Insurance Company) or any government sponsored entity (the "Platform").

Applicable Servicing Criteria: The servicing criteria set forth in Item 1122(d)(1)(iv), 1122(d)(4)(i) and 1122(d)(4)(ii), in regard to the activities performed by the Company with respect to the Platform (the "Applicable Servicing Criteria"). Management of the Company has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Platform.

Period: As of and for the twelve months ended December 31, 2011 (the "Period").

With respect to the Platform and the Period, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1. The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

2. The Company has assessed compliance with the Applicable Servicing Criteria. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company's assessment of compliance for the Period.


WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Shari Gillund
    Shari Gillund

Its: Senior Vice President

Dated: February 23, 2012